As filed with the Securities and Exchange Commission on May 14, 1996
                         Registration No. 33-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     VECTOR ENVIRONMENTAL TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)


                              Delaware                                                            11-2863244
                   (State or other jurisdiction of                                             (I.R.S. Employer
                   Incorporation or organization)                                            Identification No.)

                     1335 Greg Street. Unit #104
                           Sparks, Nevada                                                           89431
              (Address of principal executive offices)                                            (Zip Code)




         VECTOR ENVIRONMENTAL TECHNOLOGIES, INC. 1995 STOCK OPTION PLAN VECTOR ENVIRONMENTAL TECHNOLOGIES, INC. 1995 INCENTIVE STOCK OPTION PLAN
                      EMPLOYMENT CONTRACT FOR AMYN S. DAHYA
                            (Full title of the plans)




        Amyn S. Dahya, Chairman & CEO                   Copy to:
   Vector Environmental Technologies, Inc.       John M. Stephenson, Esq.
      1335 Greg Street, Unit #104                  Jenkens & Gilchrist,
         Sparks, Nevada 89431                     A Professional Corporation
          (702) 331-5524 1445                     Ross Avenue, Suite 3200
                                                   Dallas, Texas 75202

 (Name, address and telephone number including area code of agent for service)



                                       CALCULATION OF REGISTRATION FEE


                                                         Proposed            Proposed Maximum
Title of Class of Securities to   Amount to be            Maximum           Aggregate Offering       Amount of Registration Fee (3)
        be Registered             Registered(1)     Offering Price per         Price (2)(3)
                                                       Share (2)(3)
   Common Stock, $0.005 par         2,575,000              $2.50                $3,056,540                          $1,054
       value per share

     (1) The securities to be registered consist of 875,000 shares reserved for issuance under the Vector Environmental Technologies, Inc. 1995 Stock Option Plan, 700,000 shares reserved for issuance under the Vector Environmental Technologies, Inc. 1995 Incentive Stock Option Plan, and 1,000,000 shares under employment contract.





     (2) Estimated solely for the purpose of calculating the registration fee.

     (3) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the common stock offered hereunder pursuant to the Plans is based on
(i) 89,000 shares of common stock reserved for issuance under the Plans but not subject to outstanding stock options, at a price per share of $2.50, which is the average of the bid and asked price per share of common stock on the 10th day of May, 1996 on NASD Bulletin Board, and (ii) 2,486,000 shares of common stock reserved for issuance under the Plans and subject to outstanding stock options, at the average exercise price of approximately $1.14 per share.


                                                              PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this registration statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission"):

     (1) the Registrant's Annual Report on Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1995;

     (2) the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995 filed with the Commission;

 (3) the description of the common stock, par value $0.005 per share, of the Registrant (the "Common Stock") set forth in the Registration Statement on Form 10 filed with the Commission on February 10, 1994, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 5.  Interests of Named Experts and Counsel.

Certain matters with respect to the validity of the Common Stock to be offered hereby will be passed on for the Registrant by Jenkens & Gilchrist, a Professional Corporation.

Item 6.  Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (1) Article XIII of the Articles of Incorporation  of Registrant,  filed as
Exhibit  3(i) to the  Registration  Statement.

     (2) Section 145 of the  Delaware

General Corporation Law.
The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the Registrant responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8.  Exhibits.

     (a)      Exhibits.

              The following documents are filed as part of this registration statement.

     Exhibit                                     Description of Exhibit

     4.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(i) to the Registrant's Registration Statement on Form S-4 (Reg. No. 33-86716)).

     4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii) to the Registrant's Registration Statement on Form S-4 (Reg. No. 33-86716)).

    4.3* Vector Environmental Technologies, Inc. 1995 Incentive Stock Option
Plan.

     4.4* Form of Stock Option Agreement under the Vector Environmental Technologies, Inc. 1995 Incentive Stock Option Plan.

4.5* Vector Environmental Technologies, Inc. 1995 Stock Option Plan.

     4.6* Form of Stock Option Agreement under the Vector Environmental Technologies, Inc. 1995 Stock Option Plan.

4.7* Employment Contract with Amyn S. Dahya.

5.1* Opinion of Jenkens & Gilchrist, a Professional Corporation.

     23.1* Consent of Jenkens & Gilchrist, a Professional Corporation (included in their opinion filed as Exhibit 5.1).

23.2* Consent of Deloitte & Touche LLP.

Item 9.  Undertakings.

     A.       The undersigned Registrant hereby undertakes:

                           (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  -------------------

                  *  Filed herewith.

                  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                             SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on May 6, 1996.




                                     VECTOR ENVIRONMENTAL TECHNOLOGIES, INC.


                                     By: /s/ Amyn S. Dahya
                                     Amyn S. Dahya, Chief Executive Officer

                                                         POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Amyn S. Dahya and Douglas C. Washburn his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Capacity                                    Date

/s/  Amyn S Dahya                                                                        5/6/96

______________________________          Chief Executive Officer                     ____________
Amyn S. Dahya                                    (Principal Executive Officer)

/s/  Douglas C. Washburn                                                                  5/6/96
______________________________          Vice President Secretary Treasurer          ____________
Douglas C. Washburn                              (Principal Financial Officer)

/s/  Dennis E. Welling                                                                    5/6/96
______________________________          Controller                                  ____________
Dennis E. Welling                       (Principal Accounting Officer)

/s/  Vijay J. Fozdar                                                                      5/6/96
______________________________          President & Director                        ____________
Vijay J. Fozdar

/s/  Martin D. Fife                                                                       5/6/96
______________________________          Director                                    ____________
         Martin D. Fife

                                                                EXHIBIT INDEX


               Exhibit Number                              Document Description

              4.3                       Vector Environmental Technologies, Inc.
                                        1995 Incentive Stock Option Plan

              4.4 Form of Incentive Stock Option Agreement under the Vector Environmental Technologies, Inc. 1995 Incentive Stock Option Plan

              4.5                       Vector Environmental Technologies, Inc.
                                        1995 Stock Option Plan

              4.6 Form of Stock Option Agreement under the Vector Environmental Technologies, Inc. 1995 Stock Option Plan

              4.7                       Employment Contract for Amyn S. Dahya

              5.1                       Opinion of Jenkens & Gilchrist, a
                                        Professional Corporation

             23.1                       Consent of Jenkens & Gilchrist, a
                                        Professional Corporation
                                        (included in their
                                        opinion filed as Exhibit 5.1)

             23.2                       Consent of Deloitte & Touche LLP